EXHIBIT 10.2

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

RECITALS

This Release of Claims Agreement ("Agreement") is made by and between A. Chris Fawzy ("Employee") and Mentor Corporation ("Company") (collectively referred to as the "Parties"):

WHEREAS, Employee was employed by the Company;

WHEREAS, the Company and Employee entered into an employment agreement, dated as of August 25, 2005, relating to Employee's employment with the Company (the "Employment Agreement");

WHEREAS, the Company granted Employee options to purchase the Company's common stock (the "Options"), and has granted restricted stock (the "Restricted Stock") under one or several of the Company's stock option plans (the "Plans") and each such Option and Restricted Stock are evidenced by an award agreement executed by Employee and the Company (the "Award Agreements");

WHEREAS, Employee resigned his employment with the Company, effective as of June 24, 2006 (the "Effective Date");

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that either party may have against the other, including, but not limited to, any and all claims arising or in any way related to Employee's employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1.         Consideration.  Upon the Effective Date, Employee will be entitled to the following:

(a)                 Severance Pay.  Pursuant to Section 4.2.5.iv of the Employment Agreement, the Company agrees to pay Employee severance pay in an amount equal to thirty-six (36) months' base salary, at the rate in effect as of the Effective Date.  Such severance payment will be paid in one lump sum payment, less applicable withholdings, payable within seven (7) business days from the Effective Date.

(b)                 Equity Compensation.  Employee's Options and Restricted Stock will be exercisable in accordance with the terms of the Plans and the applicable Award Agreements.

(c)                 Cash Incentive Bonus.  In accordance with Section 4.2.5.iii of the Employment Agreement, the Company agrees to pay Employee (i) any unpaid cash incentive bonus earned by Employee prior to April 1, 2006, and (ii) a pro-rated amount, equal to 1/3 of the total (based on the timing of the Effective Date plus waiver of 30-day notice period relative to the end of the Company's current fiscal year, March 31, 2007), of Employee's eligible cash incentive bonus percentage of base salary, as described in Section 3.1.2 of the Employment Agreement.  Such cash incentive bonus will be paid in one lump sum, less applicable withholdings, payable within seven (7) business days of the Effective Date.

(d)                 Benefits.  Pursuant to Section 4.2.5.ii of the Employment Agreement, the Company will pay the premiums otherwise payable by Employee and his eligible dependents for health, dental and vision benefits coverage for up to twenty-four (24) months beginning on the Effective Date, or until he becomes eligible for group insurance benefits from another employer, whichever comes first, provided Employee elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed under COBRA.  If Employee discontinues COBRA continuation coverage or elects alternative coverage, a cash payment will not be provided in lieu of the Company's payment of premiums above.  The Company will not reimburse Employee for any taxable income imputed to Employee because the Company has paid Employee's COBRA premiums or those of Employee's eligible dependents.

(e)                 Payments Required by Law.  Employee shall be entitled to (a) all Base Salary accrued up to the Effective Date, including an additional month's salary as payment for waiver of the 30-day notice period, (b) all pay for accrued but unused vacation that the Company is legally obligated to pay Employee, if any, (c) all benefits or compensation accrued prior to the Effective Date, as provided under the terms of any employee benefit and compensation agreements or plans applicable to the Employee, and (d) all business expenses required to be reimbursed under the Company's expense reimbursement policy to Employee with respect to business expenses incurred prior to the Effective Date.

(f)                  Tax and Related Liabilities.  Employee shall be solely responsible for any and all of his tax and related liabilities which may arise out of the payments or benefits provided under this Agreement, and shall indemnify and hold harmless the Company from and against any and all claims related thereto.

2.          Section 409A Compliance.  Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the Parties agree to work in faith to amend this Agreement if necessary or appropriate to avoid the imposition of any additional tax or income recognition under Section 409A of the Code in the event that the Internal Revenue Service provides non-conforming guidance.

3.          Consulting Agreement.  While not required under the terms of the Employment Agreement, the Company and Employee will enter into a consulting agreement, (the "Consulting Agreement") effective immediately as of the Effective Date, whereby Employee will perform consulting services including, but not limited to, the management and oversight of the Company's transition services agreement obligations relating to the recent divestiture to Coloplast as specified therein.  The Consulting Agreement is attached hereto as Appendix A.

4.          Confidential Information.  Employee will continue to maintain the confidentiality of all confidential and proprietary information of the Company.  Employee will return all of the Company's property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement, except to the extent reasonably necessary to perform his consultation services pursuant to the Consulting Agreement.

5.           Payment in Full.  Except as to any payment obligations that may arise under the Consulting Agreement, Employee acknowledges and represents that the Company has paid all salary, wages, cash incentive bonuses of any kind, including but not limited to target milestone payments or any other bonuses, accrued vacation, milestone payments and any and all other compensation and benefits due to Employee once the above noted payments and benefits are received.

6.            Release of Claims.  Employee agrees that all of the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, directors, managers, supervisors, agents and employees.  In consideration for the mutual covenants contained in this Agreement, including but not limited to the severance compensation provided hereunder, Employee and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee or Company may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date including, without limitation:

(a)                 any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

(b)                 any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; provided, however that none of the foregoing shall be construed to modify or waive Employee's rights under the Award Agreements;

(c)                 any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;

(d)                 any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code, including, but not limited to Labor Code sections 1400-1408;

(e)                 any and all claims for violation of the federal, or any state, constitution;

(f)                  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)                 any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)                 any and all claims for attorneys' fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.

The Parties acknowledge and agree that any judicial or arbitral determination of a material breach of any provision of this Agreement will entitle the non-breaching party to any legal or equitable remedies available to such non-breaching party, including but not limited to the right to immediately to recover and/or cease the severance benefits provided under this Agreement.

7.          Civil Code Section 1542.  The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement.  Employee and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

8.          No Pending or Future Lawsuits.  Employee represents that he has no disputes, claims, complaints, grievances, charges, petitions, demands, lawsuits, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

9.          Non-Disparagement.  Each party agrees to refrain from any defamation, libel or slander of the of the other party or tortious interference with the contracts and relationships of such other party.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.  Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.  All inquiries by potential future employers of Employee will be directed to the Human Resources Department, Mentor Corporation, 201 Mentor Drive, Santa Barbara, CA  93111.  Upon inquiry, the Company's Human Resources Department will provide to such prospective employer a letter of recommendation (the form and substance of which must be mutually agreed to in advance by the Company and Employee), and the Company shall only be otherwise obligated, if asked, to state the following:  Employee's last position, dates of employment and verification of compensation and benefits.  Nothing herein shall be construed to prohibit Employee from providing the name and contact information of any Company officer, director or employee to any prospective employer for the purpose of providing a reference on Employee's behalf; provided, however, that Employee shall do so only for said purpose and upon the prior consent of such officer, director or employee.

10.         Witness Services.  Employee agrees, if requested by the Company, to prepare for and appear as a witness in any matter before, or, at the Company's request, to prepare a written statement for, any court, regulatory agency, or other organization regarding any services performed by Employee while employed with the Company.  Employee shall receive no compensation for time spent in performing any such witness services.  In the event, however, the Employee is requested by the Company to provide consulting services in relation to any such matter (i.e., other than those described in the preceding sentence), Employee shall be compensated in accordance with the terms of his Consulting Agreement.

11.         Non-Solicitation.  Employee agrees that for a period of twelve (12) months immediately following the Effective Date, Employee will not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for himself or any other person or entity.

12.          No Admission.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement will be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

13.          No Knowledge of Wrongdoing.  Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

14.          Costs.  The Parties will each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

15.          Indemnification.

(a)                 To the fullest extent permitted by law, the Parties agree to indemnify and hold harmless each other from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys' fees or expenses incurred by the indemnified party arising out of the breach of this Agreement by the indemnifying party, or from any false representation made herein by the indemnifying party, or from any action or proceeding which may be commenced, prosecuted or threatened by the indemnifying party or for such party's benefit, upon such party's initiative, or with such party's aid or approval, contrary to the provisions of this Agreement.  The Parties further agree that in any such action or proceeding, this Agreement may be pled by either party as a complete defense, or may be asserted by way of counterclaim or cross-claim.

(b)                 In addition, and without limitation, the Company confirms that Employee shall remain covered by the Indemnity Agreement between Company and the Employee, by all insurance policies to which Employee is a beneficiary, and by all indemnification and reimbursement provisions of the Company's by-laws as such provisions exist on the Effective Date, for all actions taken as an officer, employee or agent of Company or as an officer, or agent of any of its direct and/or indirect subsidiaries.  The Company covenants that (i) as long as it maintains any directors' and officers' insurance policy which provides coverage for other officers and/or directors of the Company, who served as officers and/or directors of the Company concurrently with Employee, for circumstances that arose during the same period as Employee served in the capacity as an officer of the Company, the Company shall not make any request to any carrier of any directors' and officers' insurance policy, to exclude Employee from such same coverage.

16.       Arbitration.  The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Santa Barbara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The Parties agree that the prevailing party in any arbitration will be awarded its reasonable attorneys' fees and costs.

The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  Notwithstanding the foregoing, the Parties agree that the prevailing party in any arbitration matter contemplated hereunder will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award, and nothing in this section will prevent either party from seeking such injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to the Parties' obligations under this Agreement and the agreements incorporated herein by reference.

17.        Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18.        No Representations.  Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

19.        Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, then (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the remainder of this Agreement will continue in full force and effect so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

20.         Entire Agreement.  This Agreement and its attachments, together with the Award Agreements, represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee's relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee's relationship with the Company.

21.         No Waiver.  The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, will not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.

22.         No Oral Modification.  Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, will be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.

23.         Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

24.        Governing Law.  This Agreement will be deemed to have been executed and delivered within the State of California, and it will be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles.

25.        Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

26.        Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)                 They have read this Agreement;

(b)                 They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)                 They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)                 They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MENTOR CORPORATION

Dated: June 24, 2006	By:	/s/Joshua H. Levine Joshua H. Levine President and Chief Executive Officer

Dated: June 24, 2006	A. CHRIS FAWZY, an individual
/s/A. Chris Fawzy A. Chris Fawzy

SIGNATURE PAGE TO C. FAWZY SEPARATION AND RELEASE OF
CLAIMS AGREEMENT